FREEPORT MINERALS CORPORATION
SUPPLEMENTAL
RETIREMENT PLAN
Amended and Restated effective January 1, 2019

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6.4	Acceleration of Payment.	14
6.5	Beneficiary Designations.	15

ARTICLE VII ADMINISTRATION OF THE PLAN		15

7.1	Adoption of Trust.	15
7.2	Powers of the Plan Administrator.	15
7.3	Pension Administration and Investment Committee.	16
7.4	Appointment of Agents.	16
7.5	Conflict of Interest.	17
7.6	Delegations of Authority.	17
7.7	Indemnification.	17

ARTICLE VIII CLAIMS REVIEW PROCEDURE		17

8.1	Application for Benefits not Required.	17
8.2	Claims Procedures.	17

ARTICLE IX LIMITATION ON ASSIGNMENT; PAYMENTS TO LEGALLY INCOMPETENT DISTRIBUTEE; CORRECTIONS		19

9.1	Anti-Alienation Clause.	19
9.2	Permitted Arrangements.	19
9.3	Payment To Minor or Incompetent.	20
9.4	Underpayment or Overpayment Of Benefits.	20

ARTICLE X AMENDMENT, MERGER AND TERMINATION		20

10.1	Amendment.	20
10.2	Termination of Plan.	20
10.3	Discontinuance of Contributions.	21

ARTICLE XI GENERAL PROVISIONS		21

11.1	Not a Contract of Employment.	21
11.2	Unsecured General Creditors.	21
11.3	Status of Trust Fund.	22
11.4	Status of Plan.	22
11.5	Governing Law.	22
11.6	Cancellation or Reduction of Benefits.	22
11.7	Uniform Administration.	22
11.8	Heirs and Successors.	22
11.9	Code Section 409A.	22

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FREEPORT MINERALS CORPORATION
SUPPLEMENTAL RETIREMENT PLAN
ARTICLE I
PREAMBLE
Freeport Minerals Corporation, formerly Phelps Dodge Corporation, (the "Company"), a corporation organized and existing under the laws of the State of Delaware, originally adopted the Comprehensive Executive Non-qualified Retirement and Savings Plan of Phelps Dodge Corporation (the "Comprehensive Plan"), which has been amended and restated from time to time.
The Comprehensive Plan consisted, primarily, of supplemental executive retirement provisions and supplemental executive savings provisions. In 1997, the Company split the Comprehensive Plan into two separate plans, the Phelps Dodge Corporation Supplemental Savings Plan and the Phelps Dodge Corporation Supplemental Retirement Plan (the “Plan”). By action taken on November 15, 2000, the Cyprus Amax Minerals Company Supplemental Executive Retirement Plan was merged into the Plan, effective as of January 1, 2001.
In response to the enactment of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) the Company in operation separated each Participant’s vested accrued benefit as of December 31, 2004. To bring the Plan into documentary compliance with Code Section 409A and related Internal Revenue Service guidance and proposed and final regulations, the Plan was restated, effective as of January 1, 2005. Each Participant’s accrued benefit was frozen, effective December 31, 2008. Freeport Minerals Corporation is a wholly owned subsidiary of Freeport-McMoRan Inc.
The purpose of this Plan is to provide a select group of management or highly compensated employees of the Company and certain of its affiliates with supplemental retirement benefits. As a result, the Plan shall be considered to be a "top hat plan", exempt from many of the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"). This Plan is not intended to "qualify" for favorable tax treatment pursuant to Section 401(a) of the Internal Revenue Code of 1986 (the "Code") or any successor Section or statute.
The Plan has been in reasonable, good faith compliance with Code Section 409A since January 1, 2005. The Company has elected to simplify the administration of the Plan and apply the Section 409A provisions to all benefits and to make other revisions and clarifications. Participants who terminated prior to this restatement may need to look to the prior versions of the Plan to determine eligibility for benefits.
NOW, THEREFORE, effective January 1, 2019, the Company hereby amends, restates and continues the Plan as herein set forth:

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ARTICLE II
DEFINITIONS

2.1	Definitions.
When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not begin a sentence, the word or phrase shall generally be a term defined in this Section 2.1 or in the Preamble. The following words and phrases used in the Plan with the initial letter capitalized shall have the meanings set forth in this Section 2.1, unless a clearly different meaning is required by the context in which the word or phrase is used:
(a)    "Actuarial Equivalent" means a benefit of equal value when computed using an indicated mortality table, interest rate and annuity conversion factors. Except as otherwise noted below, the mortality tables, and interest rates specified in Section 1.1(c) (Definitions – Actuarial Equivalent) of the Retirement Plan and the annuity conversion factors set forth in Article V (Payment of Benefits) of the Retirement Plan shall be utilized in making Actuarial Equivalency determinations for purposes of this Plan. For purposes of calculating any lump sum payments attributable to the Cyprus Minimum Benefit, the Plan Administrator shall use the interest rates and mortality table set forth in Section 1.2(a) (Definitions – Actuarial Equivalent) of the Retirement Plan Supplement No. 14 – Cyprus Salaried Employees.
(b)    "Affiliate" means (1) a corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as is the Company, (2) any other trade of business (whether or not incorporated) controlling, controlled by, or under common control with the Company (within the meaning of Section 414(c) of the Code), (3) any other corporation, partnership, or other organization which is a member of an affiliated service group (within the meaning of Section 414(m) of the Code) with the Company, and (4) any other corporation, partnership, or other organization which is otherwise required to be aggregated with the Company pursuant to Section 414(o) of the Code.
(c)    "Board of Directors" means the Board of Directors of Freeport-McMoRan Inc., the parent of the Company.
(d)    "Code" means the Internal Revenue Code of 1986, as amended.
(e)    "Committee" means the Pension Administration and Investment Committee appointed by the Board of Directors.
(f)    "Cyprus Minimum Benefit" means the "Supplemental Benefit" a Cyprus SERP Participant would have been entitled to receive pursuant to Article V (Computation of Supplemental Benefit) of the Cyprus SERP if the Cyprus SERP Participant had terminated employment as of December 31, 2000 after taking into account any amounts previously paid pursuant to Section 6.6 (Change in Control) of the Cyprus SERP.
(g)    "Cyprus SERP" means the Cyprus Amax Minerals Company Supplemental Executive Retirement Plan, as amended and restated by a document dated January 29, 1998, and as further amended by Amendment Number 1, dated November 12, 1998 and Amendment Number 2, dated June 4, 1999.

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(h)    "Cyprus SERP Participant" means any individual who, as of December 31, 2000, was a participant in the Cyprus SERP and who, as of December 31, 2008 is a Participant.
(i)    "Deferred Vested Retirement Benefit" means the benefit payable pursuant to Section 5.6 (Deferred Vested Retirement Benefit) to a Participant who terminates employment and is entitled to receive a benefit pursuant to Section 4.6 (Deferred Vested Retirement Benefit).
(j)    "Disability" means, effective January 1, 2018, a physical or mental condition that resulted in a Participant's receipt, without considering any offsets, of long-term disability payments under the LTD Plan or to disability benefits under Title II of the Social Security Act. Prior to 2018, “Disability” also included a Participant who was not covered under the LTD Plan if, in the judgment of the Plan Administrator, he would be eligible to receive benefits under the LTD Plan if he were so covered. Prior to 2009 and for purposes of additional benefit accruals determined under the Plan, a Participant shall be conclusively presumed to be Disabled only during the period the Participant qualifies to receive benefits under the applicable LTD Plan.
(k)    "Early Retirement Benefit" means the benefit payable pursuant to Section 5.2 (Early Retirement Benefit).
(l)    "Early Retirement Date" means the first day of the calendar month next following the later of a Participant's attainment of age 55 or completion of ten years of Service.
(m)    "Employee" means any individual classified by his Employer as a common law employee of the Employer. For this purpose, the classification that is relevant is the classification in which such individual is placed by the Employer for purposes of this Plan and the classification of such individual for any other purpose (e.g., employment tax or withholding purposes) shall be irrelevant. If an individual is characterized as a common law employee of the Employer by a governmental agency or court but not by the Employer, such individual shall be treated as an employee who has not been designated for participation in this Plan.
(n)    "Employer" means the Company and any Affiliate which has elected to participate in the Plan with the approval of the Plan Administrator, as provided in Section 3.2 (Adoption by Affiliates).
(o)    "Grandfathered Amount" means the present value, determined using reasonable actuarial assumptions and methods, of the amount to which the Participant would be entitled under the Plan if the Participant Separates from Service after December 31, 2004, and received the maximum value available from the Plan on the earliest date allowed under the Plan. The grandfathered amount may increase to equal the present value of the benefit the Participant actually becomes entitled to, in the form and time actually paid, determined under the terms of the Plan (including applicable Code limits) as in effect on December 31, 2004, but without regard to any further service rendered after December 31, 2004, or any other events affecting the amount or entitlement to benefits (other than a participant election with respect to the time and form of an available benefit). The amount determined under this definition is intended to be the amount that would be determined under Treasury Regulations Section 1.409A-6(a)(3)(i), and this definition shall be interpreted consistent with such regulation as well as any other applicable guidance.

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(p)    "Late Retirement Benefit" means the benefit payable pursuant to Section 5.3 (Late Retirement Benefit).
(q)    "Late Retirement Date" means the first day of any calendar month following a Participant's Normal Retirement Date as of which the Participant retires.
(r)    "LTD Plan" means the Company's Long Term Disability Insurance Plan (or any other similar plan sponsored by an Employer to provide long term disability benefits) as in effect from time to time.
(s)    "Normal Retirement Age" means the day on which occurs the later of (1) the Participant's 65th birthday or (2) the earlier of (A) the 5th anniversary of the date on which the Participant's participation in the Retirement Plan (or any predecessor plan) commenced or (B) the date on which the Participant is credited with five years of Service.
(t)    "Normal Retirement Benefit" means the benefit payable pursuant to Section 5.1 (Normal Retirement Benefit).
(u)    "Normal Retirement Date" means the first day of the month coinciding with or next following a Participant's Normal Retirement Age.
(v)    "Participant" means any Employee of the Company or any of its Affiliates who is entitled to receive a benefit hereunder.
(w)    "Plan Administrator" means the Committee.
(x)    "Plan Year" means the 12-month period beginning on each January 1 and ending on each December 31.
(y)    "Retirement Plan" means the Freeport Minerals Corporation Retirement Plan.
(z)    “Section 409A” means Code Section 409A and Treasury Regulations and other interpretative guidance issued thereunder, including that issued after the date of this restatement.
(aa)    “Separation from Service” means a termination of employment, termination, or retirement with the Company and its Affiliates in such a manner as to constitute a “separation from service” as defined under Treasury Regulation Section 1.409A-1(h), for any reason other than death. Amounts payable under the Plan on termination of employment or retirement will not be paid until the Participant experiences a “separation from service” within the meaning of Section 409A.
(bb)    "Service" means, generally, a Participant's periods of employment with the Employers calculated in accordance with the provisions of the Retirement Plan that are applicable to the Participant and subject to the following special rules:
(1)    For Participants terminating employment prior to September 1, 1997, notwithstanding any provision of the Retirement Plan to the contrary, a Participant's period of employment with an Affiliate (including particularly Accuride Corporation, Columbian Chemicals Company and Hudson International Conductors) during the period prior to the date such Affiliate

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became a member of the Company's controlled group for purposes of Section 414 of the Code shall be disregarded for purposes of benefit accrual (e.g., the calculation of the amount of the Participant's benefit) but shall be considered for purposes of determining the Participant's eligibility for a particular type of benefit.
(2)    Effective for Participants terminating employment on or after September 1, 1997 who were not on or after such date employed by Accuride Corporation, a Participant's periods of employment with an Affiliate other than Nesor Alloy Corporation during the period prior to the date such Affiliate became a member of the Company's controlled group for purposes of Section 414 of the Code shall be considered for all purposes under the Plan, including for purposes of benefit accrual (e.g., the calculation of the amount of the Participant's benefit). The preceding sentence does not apply to individuals employed by Accuride Corporation on or after September 1, 1997.
(3)    The Service of a Participant who is classified as a "Cyprus Participant" in accordance with Section 1.1(v) (Definitions – Cyprus Participant) of the Retirement Plan shall be determined in accordance with all of the special provisions that apply to a "Cyprus Participant" pursuant to the Retirement Plan.
(4)    The Service of a Participant who is classified as a "Columbian Participant" pursuant to Section 1.1(r) (Definitions – Columbian Participant) of the Retirement Plan shall be determined in accordance with all of the special provisions that apply to a "Columbian Participant" pursuant to the Retirement Plan.
(cc)    “Special Early Retirement Benefit” means the benefit to which a Participant is entitled pursuant to Section 5.4 (Special Early Retirement Benefits).
(dd)    “Specified Employee” means a key employee of the Company or its Affiliates under Code Section 409A(a)(2)(B) and Treasury Regulations Section 1.409A-1(i) because of a final and binding action taken by the Board of Directors of the Company or its delegate, or by operation of law or such regulation.
(ee)    "Spouse" means the spouse of a Participant who is legally married to the Participant (under the laws of the jurisdiction in which the Participant resides) on the date on which a benefit under the Plan becomes payable to or on behalf of the Participant.
(ff)    "Trust Agreement" means that certain trust agreement established pursuant to the Plan between the Company and the Trustee or any trust agreement hereafter established, the provisions of which are incorporated herein by reference.
(gg)    "Trustee" means the Trustee under the Trust Agreement.
(hh)    "Trust Fund" means all assets of whatsoever kind or nature held from time to time by the Trustee pursuant to the Trust Agreement, without distinction as to income and principal and without regard to source (i.e., contributions, earnings or forfeitures).

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2.2	Construction.
The masculine gender, where appearing in the Plan, shall include the feminine gender (and vice versa), and the singular shall include the plural, unless the context clearly indicates to the contrary. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of this Plan. If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect.

2.3	References To Retirement Plan.
Any references to particular Sections of the Retirement Plan shall be deemed to be references to any amended or substituted provisions if the referenced Section is amended or replaced but only if consistent with Code Section 409A.
ARTICLE III
ELIGIBILITY

3.1	Plan Frozen to New Entrants on December 31, 2008.
Notwithstanding any provision of the Plan to the contrary, no Employee shall be eligible to become a Participant in the Plan after December 31, 2008, without regard to whether the Employee is a current Employee, a new hire or rehire.

3.2	Adoption by Affiliates.
Any Affiliate of the Company may adopt this Plan with the approval of the Plan Administrator. An Affiliate will be deemed to have adopted this Plan if any of its employees are Participants in the Plan or file an election to participate with the consent of the Affiliate. At the request of the Plan Administrator, the Affiliate also shall evidence its adoption of the Plan by an appropriate resolution of its board of directors or in such other manner as may be authorized by the Plan Administrator. By adopting this Plan, the Affiliate shall be deemed to have agreed to make the contributions necessary to pay the benefits accrued by its Participants, agreed to comply with all of the other terms and provisions of this Plan, delegated to the Plan Administrator the power and responsibility to administer this Plan with respect to the Affiliate's Employees, delegated to the Company the full power to amend or terminate this Plan with respect to the Affiliate's Employees and as otherwise permitted by the Plan.
ARTICLE IV
ELIGIBILITY FOR BENEFITS

4.1	Normal Retirement.
A Participant who Separates from Service on his Normal Retirement Date shall receive the Normal Retirement Benefit provided by Section 5.1 (Normal Retirement Benefit).

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4.2	Early Retirement.
A Participant who Separates from Service on or after his Early Retirement Date shall receive an Early Retirement Benefit as provided in Section 5.2 (Early Retirement Benefit).

4.3	Late Retirement.
A Participant who Separates from Service after his Normal Retirement Date shall be entitled to receive a Late Retirement Benefit calculated in accordance with Section 5.3 (Late Retirement Benefit).

4.4	Special Early Retirement.
A Participant shall be entitle to receive a Special Early Retirement Benefit as provided in Section 5.4 (Special Early Retirement Benefit) if he satisfies the special early retirement eligibility criteria set forth in Section 3.3 (Special Early Retirement), Section 3.4 (2008 Early Retirement Window) or Section 3.5 (2009 Early Retirement Window) of the Retirement Plan.

4.5	Disability.
A Participant who is suffering from a Disability shall for the purpose of additional benefit accruals be deemed to remain in employment during the period for which he is suffering from a Disability under the same employment conditions that prevailed prior to his Disability. The special benefit computation rules applicable to a Participant who is absent from work on account of a Disability are calculated in accordance with Section 5.5 (Disabled Employee Benefit).

4.6	Deferred Vested Retirement Benefit.
If a Participant has a Separation from Service after completing at least five years of Service for reasons other than death or Disability, he will be entitled to a Deferred Vested Retirement Benefit.

4.7	Vesting.
As of January 1, 2018, all actively employed Participants with a frozen benefit are fully vested. Prior to this date, each Participant vested in his Benefit upon completion of five (5) years of Service, death, Disability, or Early or Normal Retirement Date. A Cyprus SERP Participant shall have a fully vested interest in his Cyprus Minimum Benefit at all times. Participants who were employed by Accuride Corporation as of December 31, 1998, when Accuride ceased to be an Affiliate were fully vested and eligible to receive a Deferred Vested Retirement Benefit.

4.8	Death Before Retirement.
If a Participant who has been married for at least one year dies while in employment with an Employer after completing five years of Service or his age and Service total at least 65, the Participant's Spouse shall receive an annuity, payable for life, in accordance with Section 5.7 (Surviving Spouse Benefit – Death Before Retirement). Except as otherwise provided in Section 4.9 (Cyprus Death Benefit), no death benefits are payable upon the death of an unmarried Participant or a Participant who has been married for less than one year on the date of death.

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4.9	Cyprus Death Benefit.
If a Cyprus SERP Participant dies before the commencement of benefits, a special death benefit will be paid to the beneficiary designated by the Cyprus SERP Participant in accordance with Section 6.5 (Beneficiary Designations). The death benefit will be paid in one lump sum on the later of 15 calendar days or the first day of the next month following such death, and will be the Actuarial Equivalent of the Participant's Cyprus Minimum Benefit. Notwithstanding, payment may be delayed from the originally scheduled date, provided the special death benefit is paid on or before December 31 of the first calendar year following the calendar year in which the death occurs. The Actuarial Equivalent of the special death benefit shall reduce any benefits payable to the Participant's Surviving Spouse pursuant to Section 5.7 (Surviving Spouse Benefit – Death Before Retirement).

4.10	Death After Retirement.
If a Participant dies after benefit payments have commenced, further payments, if any, under the Plan will be made in accordance with the method of payment applicable under Article VI (Payment of Benefits).
ARTICLE V
DETERMINATION OF BENEFITS
Notwithstanding anything to the contrary herein, effective December 31, 2008, the accrued benefit of each Participant shall be frozen at the level in effect on December 31, 2008; after December 31, 2008, with the exception of benefits described in Section 5.4 (Special Early Retirement Benefits), no Participant shall be eligible to accrue additional benefits under this Plan.

5.1	Normal Retirement Benefit.
(a)    General. Subject to the provisions of paragraph (b) and the offsets called for by paragraphs (c), (d) and (e), the Normal Retirement Benefit to which a Participant will be entitled if he Separates from Service on his Normal Retirement Date shall equal the monthly "Normal Retirement Benefit" (as such term is defined in the Retirement Plan) to which the Participant would be entitled under the Retirement Plan if:
(1)    In the case of any Participant other than an Employee of Accuride Corporation, the Participants were covered by the "Benefit Structure" (as such term is defined in Section 1.1(n) (Definitions – Benefit Structure) of the Retirement Plan) applicable to the Company's salaried employees and disregarding any special benefits applicable to "ASWI Salaried Participants" pursuant to Section 4.1(g) (Normal and Late Retirement Benefits – Termination after Transfer from a Transition Plan Supplement) of the Retirement Plan, "Cyprus Participants" pursuant to Section 4.1(h) (Normal and Late Retirement Benefits – Termination After Cyprus Plan Merger) of the Retirement Plan, "Columbian Participants" pursuant to Section 4.1(i) (Normal and Late Retirement Benefits – Termination after Transfer from Columbian Plan Supplement) of the Retirement Plan, or Kennecott Participants pursuant to Section 4.1(j) (Special Benefit Formula for Kennecott Plan Participants) of the Retirement Plan.

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(2)    In the case of any Participant who is an Employee of Accuride Corporation, the Participants were covered by the Benefit Structure under the Retirement Plan that is applicable to Accuride Employees;
(3)    The limitations included in the Retirement Plan to comply with the provisions of Section 401(a)(17) of the Code (which limits the amount of compensation that may be taken into account for purposes of the Plan) were not applicable; and
(4)    The limitations included in the Retirement Plan to comply with the provisions of Section 415 of the Code (which limits the amount of a Participant's benefit) were not applicable.
(b)    Cyprus SERP Participants. In the case of a Cyprus SERP Participant, the Normal Retirement Benefit shall be the greater of (1) the Normal Retirement Benefit calculated pursuant to paragraph (a), or (2) the Cyprus Minimum Benefit.
(c)    Retirement Plan Offset. The benefit determined pursuant to paragraph (a) or (b) shall be reduced by the "Retirement Plan Offset." The "Retirement Plan Offset" is the monthly "Normal Retirement Benefit" (as such term is defined in Section 1.1(xx) (Definitions – Normal Retirement Benefit) of the Retirement Plan) to which the Participant is actually entitled under the Retirement Plan. For purposes of calculating the Retirement Plan Offset, the Participant's gross "Normal Retirement Benefit" under the Retirement Plan, before the reduction called for by Section 4.9 (Reduction for Other Plans) of the Retirement Plan or any similar reduction or offset, will be used.
(d)    Non-Qualified Plan Offset. The benefit determined pursuant to paragraph (a) or (b) also shall be reduced by the "Non-Qualified Plan Offset." The "Non-Qualified Plan Offset" is the monthly benefit to which the Participant is entitled as of his Normal Retirement Date under any other defined benefit plan or arrangement sponsored by an Employer (a "Non-Qualified Plan") other than the Cyprus SERP.
(e)    Cyprus SERP Offset. The Normal Retirement Benefit determined pursuant to paragraphs (a) or (b) shall be reduced by the "Cyprus SERP Offset." The Cyprus SERP Offset is equal to the "Supplemental Benefit" calculated pursuant to Article V (Computation of Supplemental Benefit) of the Cyprus SERP that was distributed to the Participant in the form of an actuarially equivalent lump sum pursuant to Section 6.6 (Change in Control) of the Cyprus SERP or otherwise. The Cyprus SERP Offset will be expressed as a single life annuity beginning on a Participant's Normal Retirement Date. If a Cyprus SERP Participant's Normal Retirement Benefit is equal to the Cyprus Minimum Benefit, the Cyprus SERP Offset will not apply since the Cyprus Minimum Benefit has been adjusted to reflect the earlier payment from the Cyprus SERP.
(f)    Adjustments. If the Participant is covered by a Benefit Structure of the Retirement Plan or by a Non-Qualified Plan pursuant to which the Normal Retirement Benefit is expressed in a normal form other than a single life annuity for the life of the Participant, the Participant's benefit shall be converted to an Actuarially Equivalent single life annuity for purposes of calculating the Retirement Plan Offset and the Non-Qualified Plan Offset.

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(g)    Effective Date. The provisions of paragraph (a) only apply to a Participant who terminates employment on or after September 1, 1997. The Normal Retirement Benefits of a Participant who terminated employment prior to September 1, 1997 shall be determined in accordance with the provisions of the Comprehensive Plan as in effect prior to the adoption of the Plan.

5.2	Early Retirement Benefit.
A Participant's Early Retirement Benefit will be calculated in the same fashion as his Normal Retirement Benefit but on the basis of the Service and compensation earned by the Participant as of his actual date of Separation from Service. The Early Retirement Benefit so calculated shall be reduced in the same fashion as "Early Retirement Benefits" (as such term is defined in Section 1.1(z) (Definitions – Early Retirement Benefit) of the Retirement Plan) are reduced (if at all) for individuals covered by the Retirement Plan Benefit Structure applicable to salaried employees of the Company. Since the Early Retirement Benefit reductions for individuals covered by the Retirement Plan Benefit Structure applicable to salaried employees of the Company will be used, the provisions of Section 4.2(d) (Early Retirement Benefit – Special Rules for All Salaried Work Force Initiative) of the Retirement Plan, Section 4.2(e) (Early Retirement Benefit – Special Rule for Cyprus Participants) of the Retirement Plan and Section 4.2(f) (Early Retirement Benefit – Special Rules for Columbian Participants) of the Retirement Plan will be disregarded. The Early Retirement Benefit of a Cyprus SERP Participant will not be less than the Cyprus Minimum Benefit, reduced by applying the early retirement reduction provisions referred to in Section 4.2(b) (Special Calculation Rules Applicable to Minimum Benefit) of the Retirement Plan Supplement No. 14 – Cyprus Salaried Employees.

5.3	Late Retirement Benefit.
A Participant's Late Retirement Benefit will be calculated in the same fashion as his Normal Retirement Benefit but on the basis of the Service and compensation earned by the Participant as of his actual date of Separation from Service.

5.4	Special Early Retirement Benefits.
(a)    General Rule. The Special Early Retirement Benefit shall equal the monthly “Special Early Retirement Benefit” to which the Participant would be entitled under Section 4.3 (Special Early Retirement Benefit) of the Retirement Plan, including any supplements to which the Participant would be entitled under the Retirement Plan, calculated using all of the assumptions set forth in clauses (1) through (5) of the first sentence of Section 5.1(a) (Normal Retirement Benefit – General) and disregarding the limitation set forth in Section 3.3(b) (Special Early Retirement – Exclusions) of the Retirement Plan. The benefit so determined shall be reduced by the “Retirement Plan Offset,” the “Non-Qualified Plan Offset,” the “Cyprus SERP Offset”, described in Section 5.1 (Normal Retirement Benefit), and Section 2.1(o) (Grandfathered Amount).

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(b)    2008 Early Retirement Window Benefit. The 2008 Early Retirement Window Benefit shall equal the monthly “2008 Early Retirement Window Benefit” to which the Participant would be entitled under Section 4.4 (2008 Early Retirement Window Benefit) of the Retirement Plan, including any benefits provided by a Plan Supplement to which the Participant would be entitled under the Retirement Plan, calculated using all the assumptions set forth in clauses (1) through (4) of Section 5.1(a) (Normal Retirement Benefit – General). The benefit so determined shall be reduced by the “Retirement Plan Offset,” the “Non-Qualified Plan Offset” and the “Cyprus SERP Offset” described in Section 5.1(c) and (e) (Normal Retirement Benefit).
(c)    2009 Early Retirement Window Benefit. The 2009 Early Retirement Window Benefit shall equal the monthly “2009 Early Retirement Window Benefit” to which the Participant would be entitled under Section 4.5 (2009 Early Retirement Window Benefit) of the Retirement Plan, including any benefits provided by a Plan Supplement to which the Participant would be entitled under the Retirement Plan, calculated using all the assumptions set forth in clauses (1) through (4) of Section 5.1(a) (Normal Retirement Benefit – General). The benefit so determined shall be reduced by the “Retirement Offset,” and the “Cyprus SERP Offset” described in Section 5.1(c) and (e) (Normal Retirement Benefit).

5.5	Disabled Employee Benefit.
A Participant who is suffering from a Disability will receive a benefit calculated as of the date of Separation from Service under the Early, Deferred or Normal Retirement Benefit provisions, as applicable. Such Participant may receive additional disability benefit accruals during the period of Disability pursuant to the special rules for disabled participants set forth in Section 1.1(ee) (Definitions – Average Monthly Compensation) of the Retirement Plan.

5.6	Deferred Vested Retirement Benefit.
A Participant's annual Deferred Vested Retirement Benefit will be calculated in the same fashion as his Normal Retirement Benefit but on the basis of Service and compensation earned by the Participant as of his actual date of Separation from Service.

5.7	Surviving Spouse Benefit — Death Before Retirement.
Subject to the reductions noted below, the annual amount of the annuity payable to a surviving Spouse pursuant to Section 4.8 (Death Before Retirement) shall equal the annuity to which the Spouse would be entitled under the Retirement Plan if the Participant's "Accrued Benefit" (as that term is used in the Retirement Plan) under the Retirement Plan was calculated using the assumptions set forth in clauses (1) through (4) of Section 5.1(a) (Normal Retirement Benefit – General). The amount so determined shall be reduced by the annuity to which the Spouse is actually entitled under the Retirement Plan or any Non-Qualified Plan (as such term is defined in Section 5.1(d) (Normal Retirement Benefit – Non-Qualified Plan Offset)). The reductions referred to in the preceding sentence shall be adjusted in the same fashion as the "Retirement Plan Offset" and "Non-Qualified Plan Offset" are adjusted pursuant to Section 5.1(c) and (d) (Normal Retirement Benefit). The payments to the Spouse shall commence on the later of 15 calendar days or the first day of the month next following the Participant's death. If a benefit is payable to the beneficiary of a Cyprus SERP Participant pursuant to Section 4.9 (Cyprus Death Benefit), the benefits payable to the

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Participant's surviving Spouse shall be reduced in accordance with Section 4.9. Notwithstanding, payment may be delayed from the originally scheduled date, provided the special death benefit is paid on or before December 31 of the first calendar year following the calendar year in which the death occurs.

5.8	Timing Adjustments.
If benefits under this Plan and benefits under the Retirement Plan (or any Non-Qualified Plan with respect to which the Non-Qualified Plan Offset provisions apply pursuant to Section 5.1 (Normal Retirement Benefit)) do not start on the same day, the Participant's benefit under this Plan shall be reduced by the benefit the Participant would have received under the Retirement Plan (or the Non-Qualified Plan) if benefits under such plan or plans had commenced on the same day that benefits commence under this Plan.
ARTICLE VI
PAYMENT OF BENEFITS

6.1	Time of Distribution Of Benefits.
(a)    Normal or Late Retirement. Distribution of a Participant's Normal or Late Retirement Benefit shall commence as of the first day of the month coinciding with or next following the Participant's Separation from Service after satisfying the requirements for a Normal or Late Retirement Benefit (as applicable) pursuant to Article IV (Eligibility for Benefits). Notwithstanding the foregoing, if the Participant is a Specified Employee within the meaning of the Code, then, except as may otherwise be provided in Article X below, distribution of the benefit shall commence, (including with such first payment, interest at a rate equal to the rate used to determine the Actuarial Equivalent value of a lump sum payment) on the first business day after the six-month anniversary of the Participant's Separation from Service.
(b)    Early Retirement. Distribution of a Participant's Early Retirement Benefit shall commence as of the first day of the month coinciding with or next following the Participant's Separation from Service after satisfying the requirements for an Early Retirement Benefit pursuant to Section 4.2 (Early Retirement). Notwithstanding the foregoing, if the Participant is a Specified Employee, distribution of the benefit shall commence (including with such first payment, interest at a rate equal to the rate used to determine the Actuarial Equivalent value of a lump sum payment) on the first business day after the six-month anniversary of the Participant's Separation from Service.
(c)    Deferred Vested Retirement. Distribution of a Participant's Deferred Vested Retirement Benefit shall commence as of the first day of the month following the Participant's 65th birthday. Notwithstanding the foregoing, if the Participant is a Specified Employee distribution of the benefit shall commence (including with such first payment, interest at a rate equal to the rate used to determine the Actuarial Equivalent value of a lump sum payment) on the first business day after the six-month anniversary of the Participant's Separation from Service (if such date is later than the first day of the month following the Participant’s 65th birthday).
(d)    Death and Disability. Distributions of a Participant’s Accrued Benefit to the Surviving Spouse shall commence in accordance with Section 5.7 (Surviving Spouse Benefit –

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Death Before Retirement). A Participant who has a Separation from Service due to a Disability that provides benefits under the LTD Plan shall commence his benefit in accordance with Section 6.1(a) (Normal or Late Retirement).
(e)    Special Early Retirement Benefits. As of January 1, 2019, each Participant who had Separated from Service during a window period described in Section 5.4 (Special Early Retirement Benefits) is in payment status.

6.2	Participant Elections.
None of the Participants filed initial elections after 2004 specifying the form in which distributions are to be made or the date on which Early Retirement Benefits or Deferred Vested Retirement Benefits are to commence. As of January 1, 2019, there are no payment elections on file. The Early Retirement Benefit will commence at the time specified in Section 6.1(b) (Time of Distribution of Benefits - Early Retirement) and the Deferred Vested Retirement Benefits shall commence at the time specified in Section 6.1(c) (Time of Distribution of Benefits – Deferred Vested Retirement). The Participant’s benefit will be distributed in the manner provided by Section 6.3 (Forms of Benefit Payments).

6.3	Forms of Benefit Payments.
(a)    General. Unless stated otherwise in Section 6.3(c) (Forms of Benefit Payments – Lump Sum Option for Cyprus Minimum Benefit) or 6.3(d) (Forms of Benefit Payments – Payment of Small Amounts and Cash Outs) a married Participant will be paid in the form of a contingent annuity pursuant to which 50% of the amount paid to the Participant during the Participant’s life is continued to the Participant’s Spouse following the Participant’s death and an unmarried Participant will be paid in the form of a single life annuity. Subject to the spousal consent requirements in Section 6.3(b)(3) (Form of Payment – Form of Payment – Spousal Consent), a Participant may elect an actuarial equivalent life annuity among the options in Section 6.3(b) (Forms of Benefit Payments – Form of Payment). For the purpose of determining whether a payment form is a life annuity, term certain features under which annuity payments continue for the longer of the life of the annuitant or a fixed period of time are disregarded.
(b)    Form of Payment. The forms of payment are the following:
(1)    Straight Life Annuity Option. With this option, benefits will be payable for the Participant's life, with no amount payable after his death.
(2)    Contingent Annuity Option. With this option, a modified amount will be payable during the Participant's life and after his death an amount will be payable during the life of, and to, the Beneficiary named by the Participant when he elected the option. The contingent annuitant options available are the same as those that are available under the Retirement Plan.
(3)    Spousal Consent. If a Participant is married at the time an election is filed to receive payments in a form other than a 50% or greater contingent annuitant option with the Spouse, as the sole contingent annuitant, such election shall be ineffective unless the Participant's Spouse consents to the election on a form prescribed by or acceptable to the Plan Administrator for that purpose.

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(c)    Lump Sum Option for Cyprus Minimum Benefit. A Cyprus SERP Participant will receive a lump sum payment equal to the Actuarial Equivalent of his Cyprus Minimum Benefit as soon as possible following the day on which the Participant becomes entitled to receive benefits under the Plan. The Actuarial Equivalent of the lump sum so received shall reduce any other benefits payable to the Participant.
(d)    Payment of Small Amounts and Cash Outs. Notwithstanding any provision of this Plan to the contrary, if the value of all benefits payable pursuant to this Plan to a Participant, surviving Spouse or any beneficiary are Actuarially Equivalent to a lump sum of $10,000 or less, the Plan Administrator, regardless of any elections made by the Participant, shall direct the Trustee to pay the benefits in the form of a single lump sum distribution.

6.4	Acceleration of Payment.
(a)    Domestic Relations Orders. The Plan Administrator may, in its sole and absolute discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).
(b)    Employment Taxes. The Plan Administrator may, in its sole and absolute discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, on compensation deferred under the Plan (the FICA amount). Additionally, the Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA amount, and the income tax withholding related to such FICA amount.
(c)    Payment Upon Income Inclusion Under Section 409A. The Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of all or any part of a payment under the Plan if at any time the Plan fails to meet the requirements of Section 409A of the Code. An accelerated payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.
(d)    Bona Fide Disputes as to a Right to a Payment. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of all or any part of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount, if done in accordance with Treasury Regulation Section 1.409A 3(j)(4)(xiv).
(e)    Plan Termination and Liquidation. The Board of Directors, or a committee or individual(s) specifically designated by the Board of Directors to act on its behalf, in its discretion, may terminate the Plan and provide for the acceleration of the time of payment in accordance with Section 10.2 (Termination of Plan).

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6.5	Beneficiary Designations.
(a)    General Rule. Each Participant who elects a method of payment under Section 6.3 (Forms of Benefit Payments) pursuant to which amounts may be payable following the Participant’s death and each Cyprus SERP Participant entitled to a special death benefit pursuant to Section 4.9 (Cyprus Death Benefit) shall have the right to designate, on forms supplied by and delivered to the Plan Administrator, a beneficiary or beneficiaries.
(b)    Spouse as Beneficiary. The beneficiary of a married Participant shall be the Participant’s Spouse unless the Participant has made an effective election under this Section to name a person other than his Spouse as beneficiary. The designation of a person other than his Spouse as beneficiary by a married Participant shall not be effective unless consented to in writing by the Participant’s Spouse in accordance with Section 6.3(b)(3) (Forms of Benefit Payments – Form of Payment – Spousal Consent).
(c)    Changes in Designation. Subject to the Spousal consent requirements noted in the preceding paragraph, each Participant may change his beneficiary designation from time to time by execution and delivery of a new beneficiary designation form. Upon receipt of such designation by the Pension Administration and Investment Committee, such designation or change of designation shall become effective as of the date of the notice, whether or not the Participant is living at the time the notice is received.
(d)    No Living Beneficiary. If no designated beneficiary is living when benefits become payable, or if there is no designated beneficiary, the beneficiary shall be the Participant's Spouse; or if no Spouse is then living, such Participant's issue, including any legally adopted child or children, in equal shares by right of representation; or if no such designated beneficiary and no such Spouse or issue, including any legally adopted child or children, is living upon the death of a Participant, or if all such persons die prior to the full distribution of such Participant's benefits, then the beneficiary shall be the estate of the Participant.
(e)    Reliance. There shall be no liability on the part of the Company, the Pension Administration and Investment Committee, the Plan Administrator, or the Trustee with respect to any payment authorized by the Pension Administration and Investment Committee in accordance with the most recent valid beneficiary designation of the Participant in its possession before receipt of a more recent and valid beneficiary designation.
ARTICLE VII
ADMINISTRATION OF THE PLAN

7.1	Adoption of Trust.
The Company shall enter into a Trust Agreement with the Trustee, which Trust Agreement shall form a part of this Plan and is hereby incorporated herein by reference.

7.2	Powers of the Plan Administrator.
(a)    General Powers of Plan Administrator. The Plan Administrator shall have the power and discretion to perform the administrative duties described in this Plan or required for

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proper administration of the Plan and shall have all powers necessary to enable it to properly carry out such duties. Without limiting the generality of the foregoing, the Plan Administrator shall have the power and discretion to construe and interpret this Plan, to hear and resolve claims relating to the Plan and to decide all questions and disputes arising under the Plan. The Plan Administrator shall determine, in its discretion, the Service credited to the Participants, the status and rights of a Participant, and the identity of the Beneficiary or Beneficiaries entitled to receive any benefits payable on account of the death of a Participant.
(b)    Participation. The Plan Administrator also shall have the discretion to exclude Employees from participation in the Plan and to discontinue a Participant's participation in the Plan.
(c)    Distributions. All benefit disbursements by the Trustee shall be made upon the instructions of the Plan Administrator.
(d)    Decisions Conclusive. The decisions of the Plan Administrator upon all matters within the scope of its authority shall be binding and conclusive upon all persons.
(e)    Reporting. The Plan Administrator shall file all reports and forms lawfully required to be filed by the Plan Administrator and shall distribute any forms, reports or statements to be distributed to Participants and others.
(f)    Investments. The Plan Administrator shall keep itself advised with respect to the investment of the Trust Fund and shall report to the Company regarding the investment and reinvestment of the Trust Fund not less frequently than annually.
(g)    Electronic Administration. The Plan Administrator shall have the authority to employ alternative means (including, but not limited to, electronic, internet, intranet, voice response, or telephonic) by which Participants may submit elections, directions, and forms required for participation in, and the administration of, this Plan. If the Plan Administrator chooses to use these alternative means, any elections, directions or forms submitted in accordance with the rules and procedures promulgated by the Plan Administrator will be deemed to satisfy any provision of this Plan calling for the submission of a written document, direction or form.

7.3	Pension Administration and Investment Committee.
The Pension Administration and Investment Committee shall be the Plan Administrator unless otherwise designated by the Board of Directors. The Committee shall carry out its duties, responsibilities, and powers under the Plan in accordance with its charter, by-laws, or other rules of governance adopted by the Pension Administration and Investment Committee and by which it carries out its duties, responsibilities, and powers with respect to administering the other employee benefit plans sponsored by the Company and for which it has been designated the plan administrator.

7.4	Appointment of Agents.
The Committee may appoint such other agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, whether ministerial or discretionary, as the Committee may deem expedient or appropriate. The compensation of any

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agents who are not employees of the Company shall be fixed by the Committee within any limitations set by the Board of Directors.

7.5	Conflict of Interest.
No member of the Pension Administration and Investment Committee who is a Participant shall take any part in any action in connection with his participation as an individual. Such action shall be voted or decided by the remaining members of the Pension Administration and Investment Committee.

7.6	Delegations of Authority.
All delegations of responsibility set forth in this document regarding the determination of benefits and the interpretation of the terms of the Plan confer discretionary authority upon the Plan Administrator.

7.7	Indemnification.
To the extent permitted by law, the Company shall and does hereby jointly and severally indemnify and agree to hold harmless the employees, officers and directors of it and its Affiliates who serve in any capacity with respect to the Plan from any and all loss, damage, or liability, joint or several, including payment of expenses in connection with defense against any such claim, for their acts, omissions and conduct, and for the acts, omissions or conduct of their duly appointed agents, which acts, omissions or conduct constitute or are alleged to constitute a breach of such individual's fiduciary or other responsibilities under the ERISA or any other law, except for those acts, omissions, or conduct resulting from his own willful misconduct, willful failure to act, or gross negligence; provided, however, that if any party would otherwise be entitled to indemnification hereunder in respect of any liability and such party shall be insured against loss as a result of such liability by any insurance contract or contracts, such party shall be entitled to indemnification hereunder only to the extent by which the amount of such liability shall exceed the amount thereof payable under such insurance contract or contracts.
ARTICLE VIII
CLAIMS REVIEW PROCEDURE

8.1	Application for Benefits not Required.
A Participant, a surviving Spouse, a contingent annuitant or a beneficiary (all of whom are referred to in this Article as a "Claimant") need not file a written claim to receive benefits.

8.2	Claims Procedures.
(a)    Review by the Retirement Manager. If a Claimant is dissatisfied with the determination of his benefits, eligibility, participation, or any other right or interest under this Plan, the Claimant may file a written request for review with the Company's "Retirement Manager." The "Retirement Manager" is the Company's Manager of Retirement Plans or the Company representative occupying a comparable position if the Company does not then have a representative with the title "Manager of Retirement Plans." The Retirement Manager will review the claim and

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will notify the Claimant as to whether such claim has been granted or denied within 90 days (unless the Claimant is advised that special circumstances require an extension of time, with such extension of time not to exceed 90 days from the end of the initial 90 day period).
(b)    If the claim is denied, the Claimant will receive written or electronic notice of the adverse benefit determination explaining the denial in detail. The notice will include: (i) specific reason(s) for the denial; (ii) specific references to the Plan provision(s) on which the denial is based; (iii) whether any additional material or information is required and an explanation of why such material or information is needed; and (iv) an explanation of the Plan’s review and appeal procedures, including the Claimant’s right to bring a civil action under Section 502(a) of the Act.
(c)    Appeal to Claim Appeals Subcommittee. The Claimant has the right to appeal a denied claim. The Claimant, his or her authorized representative, or Beneficiary may file a written request for review of the claim with the Claims Appeal Committee (which may be the Committee or a subcommittee thereof appointed by the Committee to hear and decide claims appeals) within 60 days after receipt of notification of the claim denial. As part of the Claimant's request for review, the Claimant will have the opportunity to submit issues and comments in writing for consideration. The Claimant will also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. The review will take into account all comments, documents, records and other information submitted by the Claimant, without regard to whether such information was submitted in the initial benefit determination.
(d)    The Claims Appeal Committee will hear and make a determination on the Claimant's appeal at the Committee meeting that immediately follows receipt of the request for review, unless the appeal is received within 30 days preceding the date of such meeting in which case the appeal may be heard and decided at the second meeting following receipt of the request for appeal. The Claimant will be notified of the decision on appeal no later than five (5) days after such decision is made.
(e)    If the claim is denied on appeal, the Claimant will receive written or electronic notice of the adverse benefit determination explaining the denial in detail. The notice will include: (i) specific reason(s) for the denial; (ii) specific references to the Plan provision(s) on which the denial is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and (iv) a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to bring a civil action under Section 502(a) of the Act.
(f)    No legal action for recovery of benefits may be commenced before a Claimant has exhausted the claims and claims review procedure described above. Any legal action for recovery of benefits under this Plan must be commenced no later than the earlier of: (1) the shortest applicable statute of limitations provided by law; or (2) two years from the date the decision on appeal is delivered to the Claimant.

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(g)    Right to Examine Plan Documents and to Submit Materials. In connection with the determination of a claim, or in connection with review of a denied claim or appeal pursuant to this Section 8.2, the Claimant may examine this Plan and any other pertinent documents generally available to Participants relating to the claim and may submit written comments, documents, records and other information relating to the claim for benefits. The Claimant also will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits with such relevance to be determined in accordance with Section 8.2(h) (Claims Procedures – Relevance).
(h)    Relevance. For purpose of this Section 8.2, documents, records, or other information shall be considered "relevant" to a Claimant's claim for benefits if such documents, records or other information:
(1)    Were relied upon in making the benefit determination;
(2)    Were submitted, considered, or generated in the course of making the benefit determination, without regard to whether such documents, records or other information were relied upon in making the benefit determination; or
(3)    Demonstrate compliance with the administrative processes and safeguards required pursuant to this Section 8.2 regarding the making of the benefit determination.
(i)    Decisions Final; Procedures Mandatory. To the extent permitted by law, a decision on review by the Retirement Manager or Claim Appeals Subcommittee shall be binding and conclusive upon all persons whomsoever. To the extent permitted by law, completion of the claims procedures described in this Section 8.2 shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan or by another person claiming rights through such a person. The Pension Administration and Investment Committee may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.
ARTICLE IX
LIMITATION ON ASSIGNMENT; PAYMENTS TO LEGALLY INCOMPETENT DISTRIBUTEE; CORRECTIONS

9.1	Anti-Alienation Clause.
No benefit which shall be payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of the same shall be void. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for or against any person, except to the extent as may be required by law.

9.2	Permitted Arrangements.
Section 9.1 (Anti-Alienation Clause) shall not preclude arrangements for the withholding of taxes from benefit payments, arrangements for the recovery of benefit overpayments,

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arrangements for direct deposit of benefit payments to an account in a bank, savings and loan association or credit union (provided that such arrangement is not part of an arrangement constituting an assignment or alienation), or the transfer, incident to a divorce, of a Participant's interest in the Plan to a former spouse.

9.3	Payment To Minor or Incompetent.
Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined by the Plan Administrator to be incompetent by qualified medical advice, the Plan Administrator need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of the minor or incompetent, or to cause the same to be paid to the minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of the minor or incompetent if one has been appointed or to cause the same to be used for the benefit of the minor or incompetent.

9.4	Underpayment or Overpayment Of Benefits.
In the event that, through mistake or computational error, benefits are underpaid or overpaid, there shall be no liability for any more than the correct amount of benefits under the Plan. Overpayments may be deducted from future payments under the Plan and underpayments may be added to future payments under the Plan. In lieu of receiving reduced benefits under the Plan, a Participant or Beneficiary may elect to make a lump sum repayment of any overpayment.
ARTICLE X
AMENDMENT, MERGER AND TERMINATION

10.1	Amendment.
The Committee shall have the right at any time, by an instrument in writing duly executed, acknowledged and delivered to the Plan Administrator, to modify, alter or amend this Plan, in whole or in part, prospectively or retroactively; provided, however, that the duties and liabilities of the Plan Administrator and the Trustee hereunder shall not be substantially increased without their written consent; and provided further that the amendment shall not reduce any Participant's interest in the Plan, calculated as of the date on which the amendment is adopted, and shall not cause any benefit payable under the Plan to become subject to additional taxes imposed under Section 409A.

10.2	Termination of Plan.
It is the expectation of the Company and each of the Employers that this Plan will be continued indefinitely, but the Board of Directors reserves the right by written action including by written action of a committee, or individual(s) specifically designated by the Board of Directors to act on its behalf, to terminate the Plan at any time. Notwithstanding, the Plan may be terminated only under the following circumstances:

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(a)    The Employer may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court, provided that Treasury Regulations Section 1.409A-3(j)(4)(ix)(A) is complied with.
(b)    Within the 30 days preceding or the 12 months following a “change in control event” (as defined in Treasury Regulations Section 1.409A-3(i)(5)) provided that Treasury Regulations Section 1.409A-3(j)(4)(ix)(B) is complied with.
(c)    The Company may in its discretion terminate this Plan, provided, (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Employer; (ii) all arrangements sponsored by the Employer that would be aggregated with any terminated arrangement under Section 1.409A-1(c) of the Treasury Regulations if the same Employee participated in all of the arrangements are terminated; (iii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Employer does not adopt a new arrangement that would be aggregated under Section 1.409A-1(c) of the Treasury Regulations if the same Employee participated in both arrangements, at any time within three years following the date of termination of the arrangement.

10.3	Discontinuance of Contributions.
The benefit accruals ceased as of December 31, 2008 and benefits of the affected Participants will continue to be held pursuant to the Plan until the date or dates such benefits would have become distributable had the benefit accruals not been discontinued.
ARTICLE XI
GENERAL PROVISIONS

11.1	Not a Contract of Employment.
Participation in the Plan shall not give any Participant the right to be retained in the employ of the Company or any Affiliate or any right or interest in the Trust Fund other than as herein provided. The Company and each Affiliate reserves the right to dismiss any Participant without any liability for any claim either against the Trust Fund, except to the extent herein provided, or against the Company, or Affiliate.

11.2	Unsecured General Creditors.
Each Participant is an unsecured creditor of the Company or the Affiliate that employs the Participant and no Participant has any preferred or secured claim to any assets of the Company or any Affiliate for the payment of benefits under this Plan. If the Company or any Affiliate acquires any insurance policies or other investments to assist it in meeting its obligations to Participants, those policies or other investments will nonetheless remain part of the general assets of the Company or Affiliate.

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11.3	Status of Trust Fund.
A Trust Fund has been established to assist the Company and the adopting Affiliates in meeting their obligations to the Participants and to provide the Participants with a measure of protection in certain limited instances. In certain circumstances described in the Trust Agreement, the assets of the Trust Fund may be used for the benefit of the Company's or an Affiliate's creditors and, as a result, the Trust Fund is considered to be part of the Company's and adopting Affiliate's general assets. Benefit payments due under this Plan shall either be paid from the Trust Fund or from the Company's or Affiliate's general assets as directed by the Plan Administrator.

11.4	Status of Plan.
The Plan is intended to be unfunded for federal income tax purposes and for the purposes of Title I of ERISA, and is intended to provide a pension benefit only for a select group of executive management or highly compensated employees, so as to be exempt from Parts 2, 3 and 4 of Title I of ERISA, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

11.5	Governing Law.
The Plan shall be construed in accordance with and governed by the laws of the State of Arizona, except to the extent that the Plan is governed by the ERISA. It is the Employer’s intent that the Plan shall be exempt from ERISA’s provisions to the maximum extent permitted by law.

11.6	Cancellation or Reduction of Benefits.
An Employer and one of its Participants may agree from time to time to reduce the amount of the Participant's benefit under this Plan. Any such agreement must be in writing, must be signed by the Participant and the Employer, shall relate only to the benefits to which the Participant is entitled and shall not circumvent the provisions of Section 6.2 (Participant Elections) or Section 6.3 (Forms of Benefit Payments) regarding the timing or manner of distributions from this Plan.

11.7	Uniform Administration.
Whenever in the administration of the Plan any action is required by the Plan Administrator, such action shall be uniform in nature as applied to all persons similarly situated. If any provision of the Plan is capable of being interpreted in more than one manner, to the extent feasible, the provision shall be interpreted in a manner that does not result in additional taxes under Code Section 409A.

11.8	Heirs and Successors.
All of the provisions of this Plan shall be binding upon all persons who are entitled to any benefits hereunder and their heirs and legal representatives.

11.9	Code Section 409A.
Notwithstanding any other provision of this Plan, it is the intention of the Company and the Committee that no payment or entitlement pursuant to this Plan will give rise to any adverse tax

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consequences to any Participant or Beneficiary under Code Section 409A. This Plan and any amendments hereto shall be interpreted to that end and (1) to the maximum extent permitted by law, no effect shall be given to any provision herein, any amendment hereto or any action taken hereunder in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A and (2) the Committee shall take any corrective action reasonably within its control that is necessary to avoid such adverse tax consequences. Any ambiguity shall be resolved by giving effect to these intentions.
Executed in Phoenix, Arizona, this 31st day of December, 2018.

FREEPORT MINERALS CORPORATION /s/ Linda Scott LINDA SCOTT, VICE PRESIDENT

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